The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated November 29, 2019

December , 2019	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index due December 27, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●

The notes are designed for investors who seek exposure to any appreciation of an equally weighted basket of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index over the term of the notes.

●	Investors should be willing to forgo interest and dividend payments, while seeking repayment of at least 90.00% of principal at maturity.
●

The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●	Minimum denominations of $1,000 and integral multiples thereof
●	The notes are expected to price on or about December 27, 2019 and are expected to settle on or about January 2, 2020.
●	CUSIP: 48132HBA9

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $11.25 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $970.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an equally weighted basket consisting of the following:

●      33.33% of the Russell 2000® Index (Bloomberg ticker: RTY);

●      33.33% of the S&P 500® Index (Bloomberg ticker: SPX); and

●      33.33% of the EURO STOXX 50® Index (Bloomberg ticker: SX5E)

(each of the Russell 2000® Index, S&P 500® Index and the EURO STOXX 50® Index, an “Index” and collectively, the “Indices”).

Participation Rate: At least 100.00% (to be provided in the pricing supplement)

Pricing Date: On or about December 27, 2019

Original Issue Date (Settlement Date): On or about January 2, 2020

Observation Date*: December 23, 2024

Maturity Date*: December 27, 2024

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, at maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount.

If the Final Basket Value is equal to or less than the Initial Basket Value, your payment at maturity will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

In no event, however, will the payment at maturity be less than $900.00 per $1,000 principal amount note.

If the Final Basket Value is less than the Initial Basket Value, you will lose up to 10.00% of your principal amount at maturity.

You are entitled to repayment of at least $900.00 per $1,000 principal amount note at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount:

The Additional Amount payable at maturity per $1,000 principal amount note will equal:

$1,000 × Basket Return × Participation Rate

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (33.33% x Index Return of the Russell 2000® Index) + (33.33% x Index Return of the S&P 500® Index) + (33.33% x Index Return of the EURO STOXX 50® Index)]

Index Return:

With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date

Final Value: With respect to each Index, the closing level of that Index on the Observation Date

PS-1 | Structured Investments Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical payment at maturity on the notes. The hypothetical payments set forth below assume the following:

●	an Initial Basket Value of 100.00; and
●	a Participation Rate of 100.00%.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Basket Value	Basket Return	Additional Amount	Payment at Maturity
180.00	80.00%	$800.00	$1,800.00
170.00	70.00%	$700.00	$1,700.00
160.00	60.00%	$600.00	$1,600.00
150.00	50.00%	$500.00	$1,500.00
140.00	40.00%	$400.00	$1,400.00
130.00	30.00%	$300.00	$1,300.00
120.00	20.00%	$200.00	$1,200.00
110.00	10.00%	$100.00	$1,100.00
105.00	5.00%	$50.00	$1,050.00
101.00	1.00%	$10.00	$1,010.00
100.00	0.00%	N/A	$1,000.00
99.00	-1.00%	N/A	$990.00
97.50	-2.50%	N/A	$975.00
95.00	-5.00%	N/A	$950.00
90.00	-10.00%	N/A	$900.00
80.00	-20.00%	N/A	$900.00
70.00	-30.00%	N/A	$900.00
60.00	-40.00%	N/A	$900.00
50.00	-50.00%	N/A	$900.00
40.00	-60.00%	N/A	$900.00
30.00	-70.00%	N/A	$900.00
20.00	-80.00%	N/A	$900.00
10.00	-90.00%	N/A	$900.00
0.00	-100.00%	N/A	$900.00
PS-2 | Structured Investments Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index

The following graph demonstrates the hypothetical payments at maturity on the notes at maturity for the Basket Returns detailed in the table above (-50% to 50%).  We cannot give you assurance that the performance of the Basket will result in a payment at maturity in excess of $900.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Basket Return times the Participation Rate of at least 100.00%.

●

Assuming a hypothetical Participation Rate of 100.00%, if the closing level of the Basket increases 5.00%, investors will receive at maturity a 5.00% return, or $1,050.00 per $1,000 principal amount note.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Basket Value is equal to or less than the Initial Basket Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value, provided that the payment at maturity will not be less than $900.00 per $1,000 principal amount note.

●	For example, if the closing level of the Index declines 2.50%, investors will lose 2.50% of their principal amount and receive only $975.00 per $1,000 principal amount note at maturity.
●	For example, if the closing level of the Index declines 50.00%, investors will lose 10.00% of their principal amount and receive only $900.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-3 | Structured Investments Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

●

THE NOTES MAY NOT PAY MORE THAN 90.00% OF THE PRINCIPAL AMOUNT AT MATURITY —
If the Final Basket Value is less than the Initial Basket Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value, provided that the payment at maturity will not be less than $900.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.  Accordingly, under these circumstances, you will lose up to 10.00% of your principal amount at maturity and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

●

CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●

AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

●

POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

●

JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,
 but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.

●

NON-U.S. SECURITIES RISK WITH RESPECT TO THE EURO STOXX 50® INDEX —
The equity securities included in the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

●

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —
 Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

●

NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX 50® INDEX —
The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index.

●

CORRELATION (OR LACK OF CORRELATION) OF THE INDICES —
The notes are linked to an equally weighted Basket composed of three Indices.  In calculating the Final Basket Value, an increase in the level of one of the Indices may be moderated, or more than offset, by a lesser increase or decline in the levels of the other Indices. In addition, high correlation of movements in the levels of the Indices during periods of negative returns among the Indices could have an adverse effect on the payment at maturity on the notes.

●	THE NOTES DO NOT PAY INTEREST.
●	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN ANY INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
●

LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

●

THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Participation Rate.

PS-4 | Structured Investments Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index

●

THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — See “The Estimated Value of the Notes” in this pricing supplement.
●

THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●

THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●

SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●

SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-5 | Structured Investments Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index

The Basket

The return on the notes is linked to an equally weighted basket consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, as well as each Index, based on the weekly historical closing levels from January 3, 2014 through November 22, 2019. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 3, 2014 was 100 and that the weights of the Indices were as specified under “Key Terms — Basket” in this pricing supplement on that date. The closing level of the Russell 2000® Index on November 27, 2019 was 1,634.104. The closing level of the S&P 500® Index on November 27, 2019 was 3,153.63. The closing level of the EURO STOXX 50® Index on November 28, 2019 was 3,704.48. We obtained the closing levels of the Indices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Basket and the Indices should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing levels of the Indices on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in a payment at maturity in excess of $900.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Historical Performance of the Basket Source: Bloomberg & JPMorgan
PS-6 | Structured Investments Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index

Historical Performance of the Russell 2000® Index Source: Bloomberg

Historical Performance of the S&P 500® Index Source: Bloomberg
PS-7 | Structured Investments Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index

Historical Performance of the EURO STOXX 50® Index Source: Bloomberg

Treatment as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “Tax Consequences to U.S. Holders – Notes with a Term of More than One Year – Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 3-I.  Notwithstanding that the notes do not provide for the full repayment of their principal amount at or prior to maturity, our special tax counsel, Davis Polk & Wardwell LLP is of the opinion that the notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  Assuming this treatment is respected, as discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity.  Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange, and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note.  You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  The deductibility of capital losses is subject to limitations.  Special rules may apply if the Additional Amount is treated as becoming fixed prior to maturity.  You should consult your tax adviser concerning the application of these rules.  The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

PS-8 | Structured Investments Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index

Withholding under legislation commonly referred to as “FATCA” may apply to the payment on your notes at maturity, as well as to the gross proceeds of a sale or other disposition of a note prior to maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest).  You should consult your tax adviser regarding the potential application of FATCA to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had been issued on November 29, 2019 and we had determined the comparable yield on that date, it would have been an annual rate of 2.32%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 2.32%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

PS-9 | Structured Investments Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 3-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004518/dp87527_424b2-ps3i.pdf
●	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
●	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-10 | Structured Investments Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index